EXHIBIT 10.18

February 16, 2005

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Dear                     :

Pursuant to a decision by the Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation, attached is the basis of remuneration and other items should our company experience a Change-in-Control*

I am pleased the Committee agreed to extend this potential benefit to you.

Sincerely,

Ray C. Dillon

*	Change-in-control shall have the same meaning as set forth in the Deltic Timber Corporation 2002 Stock Incentive Plan.

A Change-in-Control (CIC) Agreement with a “double trigger” where in the event a change in control occurs and a direct report to the President and CEO who is an officer of the Company is dismissed within two years without cause or suffer (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution of job responsibility as a consequence of such a change, he would receive the following:

a)	One year base salary and target bonus

b)	One year of health and welfare benefits

c)	Accelerated vesting of all stock options and restricted stock

d)	Comprehensive executive outplacement services

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments will be paid in one payment as soon as practicable following the event